CE mark granted for wound spray based on Sangui patent

Sales start under Granulox brand name imminent

Witten, Germany, April XX, 2012

Based on a patent by Sangui, the technology for a spray aiming at improved healing of chronic wounds is now available. According to a notification by SastoMed GmbH a certification as class III medical product was granted. Global licensee SastoMed will be in charge of marketing and distribution. The CE mark according to sections 6 and 7 of the Medical Devices Act authorizes production, distribution and sales of the product in all member countries of the European Union. SastoMed have also informed SanguiBioTech GmbH that the market entry of the product is imminent.

SastoMed Managing Director Michael Sander said: “This is a definitive breakthrough enabling us to capitalize on the great opportunities this unique product offers. We now sell the only therapeutic which can help to soothe the problem of hypoxia i.e. the lack of oxygen supply to chronic wounds. This technology can be regarded as a significant innovation in wound treatment. Already, we experience numerous individual requests and a growing awareness among leading wound management experts. We are excited to offer them a highly effective supplement to the existing treatments.”

The CE mark certification for Granulox was obtained only 16 months after the founding of the joint venture company SastoMed by SanguiBioTech GmbH and SanderStrothman GmbH and well ahead of the initial two year road map. Numerous additional inquiries were required to prepare the demanding documentation for the certification as class III medical product, cornerstone of the process of converting the patent into a production process, impeccable both from an economic and authorization point of view. In addition, preparatory works included the developing of completely new manufacturing processes yielding considerable efficiency improvements.

“With the imminent market entry of the product our company enters a new stage”, Hubertus Schmelz, Managing Director of SanguiBioTech GmbH emphasized. “It also confirms that the cooperation with SanderStrothmann was and continues to be a decisive step ahead for us with both sides now benefiting from the professionalism and the good mutual relationship established over the past years.”

Details of the sales plan as well as of future activities are to be disclosed in due course.

SanguiBioTech GmbH is a ninety percent subsidiary of Sangui BioTech International, Inc. (www.otcmarkets.com: SGBI)

For more information please contact:

Joachim Fleing

Phone: +49 (160) 741 27 17

Fax: +49 (2302) 915 191

email: fleing@sangui.de

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